Exhibit 10.1

February 12, 2014

Thomas G. Mitchell

[Home Address]

Dear Tom,

Violin Memory, Inc., “the Company” is pleased to offer you employment with the Company on the terms described below.

1.	Position. Your starting title will be SVP, Global Field Operations and you will report to the Company’s President and Chief Executive Officer. This is a full-time position beginning on Tuesday, February 18, 2014. This offer is contingent upon you confirming to the Company, evidenced by your signature on this letter, that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company, including any non-compete agreements. You also represent that your work for Violin Memory, Inc. will not require you to violate any agreement you may have to maintain the confidentiality of proprietary or trade secret information that may belong to another company. You agree to maintain the confidentiality of any such information, and you shall not divulge or make the Company aware of any such information in the course of your employment with Violin Memory, Inc. This offer expires on February 14, 2014.

2.	Outside Activities. While you render services to the Company, you agree that you will not engage in any employment, consulting or other business activity in the memory or storage technology industry without the prior written consent of the Company. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

3.	Base Salary. The Company will pay you an initial base salary of $300,000.00 per annum which will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. You will also have the opportunity to earn an additional $300,000.00 in incentive compensation on an annualized basis based on meeting sales performance objectives which will be set by senior management within the first 60 days of your employment. Your salary will accrue beginning on your first day of employment and you will receive regular salary payments according to the Company’s standard payroll practices.

4.	Employee Benefits. As a regular employee of the Company, you will be eligible to participate in Company-sponsored benefits offered to other full-time employees. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time. The Company presently has a benefits plan which enables employees to select benefits which best suit their needs. The benefit plans begin coverage for the employee and their eligible dependents on the first day of the month following their date of hire. The Company presently provides a credit toward the benefit premiums elected by an employee not to exceed $850/month, or a $200/month supplemental benefits waiver should an employee prefer to purchase health insurance and other insurance benefits from outside the Company. This covers the majority of premium charges for each full-time employee, leaving co-payments and premiums relating to the extension of coverage for family members to the responsibility of the employee. Any amount of the credit that is not used for premiums is not payable to the employee. The Company also has a 401(k) savings plan managed by Fidelity Investments. In the case of all benefit plans, the Company reserves the right to amend or terminate the plans at any time.

Thomas G. Mitchell Feb 2014

5.	Stock Options. Upon your acceptance of this offer and subject to the approval of the Company’s Board of Directors, you will be granted Non-Qualified Stock Options in the amount of 1,000,000 shares of the Company’s common stock. In order to vest in the stock options, there must be satisfied a time-based requirement in respect of your service with the Company. The time-based requirement may be satisfied by providing continuous services to the Company for a four-year period, with such requirement being satisfied with respect to 1/4th of the stock options vesting upon your completion of one year of continuous service after your date of hire, and the balance in equal quarterly installments over the subsequent 3 years, subject to your continuous service through each vesting date. Stock Options expired seven years from the date of grant. In the Company’s sole discretion, the option may be granted either under the Company’s 2012 Stock Incentive Plan or as an “inducement grant” pursuant to the rules of the New York Stock Exchange but, in any event, will be subject to the terms and conditions of an applicable stock option agreement, and will be granted no later than 5 business days following your first day of employment.

6.	Change in Control. Upon your acceptance of this offer, you will be granted the Violin Memory, Inc., Change of Control and Severance Agreement which is outlined separately.

7.	Proprietary Information and Inventions Agreement. You will be required as a condition of your employment with the Company to sign and comply with the Company’s standard Proprietary Information and Inventions Agreement, which is enclosed.

8.	Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Although Company policies may change from time to time, the “at-will” nature of your employment with the Company may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

9.	Withholding Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

10.	Entire Agreement. This letter and the enclosed Proprietary Information and Inventions Agreement supersede and replace any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company regarding the matters described in these documents. No waiver by either party of any breach of, or of compliance with, any condition or provision of this letter by the other party shall be considered a waiver of any other condition or provision, or of the same condition or provision, at another time.

11.	Arbitration. You and the Company agree to waive any rights to a trial before a judge or jury and agree to arbitrate before a neutral arbitrator any and all claims or disputes arising out of this letter agreement and any and all claims arising from or relating to your employment with the Company, including (but not limited to) claims against any current or former employee, director or agent of the Company, claims of wrongful termination, retaliation, discrimination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge or failure to provide a leave of absence, or claims regarding commissions, stock options or bonuses, infliction of emotional distress or unfair business practices.

The arbitrator’s decision must be written and must include the findings of fact and law that support the decision. The arbitrator’s decision will be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards. The arbitrator may award any remedies that would otherwise be available to the parties if they were to bring the dispute in court. The arbitration will be conducted in accordance with the applicable state or national Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however that the arbitrator must allow the discovery that the arbitrator deems necessary for the parties to vindicate their respective claims or defenses. The arbitration will take place in Santa Clara County, California, or at your option in the county in which you primarily worked for the Company at the time when the dispute or claim first arose. You and the Company agree that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including, without limitation, motions to dismiss or strike, demurrers and motions for summary judgment.

Thomas G. Mitchell Feb 2014

The Company will pay all costs of the arbitration to the extent that such costs would not otherwise be incurred by you in a court proceeding. Both the Company and you will be responsible for your own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award.

This arbitration provision does not apply to workers’ compensation or unemployment insurance claims.

If an arbitrator or court of competent jurisdiction (the “Neutral”) determines that any provision of this arbitration provision is illegal or unenforceable, then the Neutral shall modify or replace the language of this arbitration provision with a valid and enforceable provision, but only to the minimum extent necessary to render this arbitration provision legal and enforceable.

We hope that you will accept our offer to join the Company. Your employment with the Company is contingent upon the receipt by the Company of a background report that is satisfactory to the Company. You and the Company agree that this letter agreement will be effective February 18, 2014.

You may indicate your agreement with these terms and accept this offer by signing and dating this letter agreement and returning it to me either by email (PDF) or fax at (866) 862-6690. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.

If you have any questions, please contact me.

Sincerely,

Kevin DeNuccio

President and CEO

Violin Memory, Inc.

I have read and accept this employment offer:

/s/ Thomas G. Mitchell
Signature: Thomas G. Mitchell
Effective February 18, 2014